EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Tigerless AI Holdings Inc.

 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock	457(f)	11,554,450	$10.00	$115,544,500	0.000087	$10,052.38
Fees to Be Paid	Equity	Class B Common Stock	457(f)	22,400,000	10.00	224,000,000	0.000087	19,488.00
Fees to Be Paid	Equity	Warrants	457(f)	11,500,000	—	—	—	—	(2)
Fees to be Paid	Equity	Class A Common Stock underlying Warrants	457(f)	11,500,000	$10.00	$115,000,000	0.000087	10,005.00
		Total Offering Amounts				$454,544,500		$39,545.38
		Total Fees Previously Paid						—
		Net Fee Due						$39,545.38

(1)

The number of shares of Class A Common Stock and Class B Common Stock of Tigerless AI Holdings Inc. (“Tigerless AI”) and warrants to purchase Class A Common Stock of Tigerless AI being registered is based upon an estimate of the sum of (a) the maximum number of shares of Piermont Valley Acquisition Corp. (“PVAC”) that will be outstanding immediately prior to the business combination described in the proxy statement/prospectus forming part of this registration statement (including the related transactions described therein, the “Business Combination”); and (b) the maximum number of whole warrants of PVAC that will be outstanding immediately prior to the Business Combination and exchanged for one Tigerless AI Warrant for each such warrant.

(2)

Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the entire registration fee with respect to the PVAC Warrants has been allocated to the Class A Common Stock underlying the PVAC Warrants and no separate fee is recorded for the PVAC Warrants.